Exhibit 10.19

DATED THIS DAY OF April 18, 2013

BETWEEN

MVC CENTREFOINT SOUTH SDN BHD

[COMPANY NO. 717431-D]

(''Landlord")

AND

MOXIAN MALAYSIA SDN BHD

[COMPANY NO.: 1036592-X]

("Tenant")

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TENANCY AGREEMENT

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Messrs Jeyaratnam & Chong
Advocates & Solicitors Suite 10.01,
10th Floor, Menara IGB Mid Valley City
Lingkaran Syed Putra 59200
Kuala Lumpur ©03-22822986 1)03-22828986
e-mail: jnckl@jncle gal.com
[File Ref: AY,00512.13.KSL]

TENANCY AGREEMENT

THIS AGREEMENT is made the day, month and year appearing in Section 1 of the First Schedule hereto Between the party more particularly identified in Section 2 of the First Schedule hereto (hereinafter called “the Landlord“) of the one part and the party more particularly identified in Section 3 of the First Schedule hereto (hereinafter called "the Tenant") of the other part.

WHEREAS: -

(A)	The Landlord is the owner of the office building known as CENTREPOINT SOUTH or other name as may be given from time to time by the Landlord (hereinafter called the“Building”) located at Centrepoint South, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur on land held under P.N. 37075 Lot No. 80 Seksyen 95A Bandar Kuala Lumpur, Daerah Kuala Lumpur, Negeri Wilayah Persekutuan KL. ("Land”).

(B)	The Landlord has agreed to let and the Tenant has agreed to accept a Tenancy of the premises within the Building described in Section 4 of the First Schedule outlined in red in the floor plan annexed hereto as Second Schedule with an approximate area stated in Section 5 of the First Schedule hereto (hereinafter called "the Demised Premises") upon the terms and conditions hereinafter contained.

WHEREBY IT IS AGREED as follows: -

1.1	DEFINITIONS

Wheresoever used in this Agreement unless the context shall otherwise so require the following expressions shall have the following meanings:-

“Advance Rent” means the first (1st) of the Monthly Rent payable upon the Tenant’s execution of this Agreement or before the Handover Date, whichever is the earlier and as referred to at Clause 3.1.

"Additional Security Deposit” means the additional security deposit referred to at Clause 6.34(a)(i) in the sum stipulated in Section 10(b) of the First Schedule hereto payable by the Tenant to the Landlord in lieu of the Guarantee and indemnity stipulated in Clause 6.34.

“Air-Conditioning Hours" means the air-conditioning hours as set out in Section 15 of the First Schedule.

"Appropriate Authorities" means any governmental, semi or quasi-governmental and/or statutory departments, agencies, bodies, local authorities, utilities board or any privatised corporation (including without limitation, any service provider that may be engaged by the Landlord to provide telecommunication or other services to the Building).

“Building” means the office/commercial building identified as CENTREPOINT SOUTH located at Centrepoint South, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur on land held under P.N. 37075 Lot No. 80 Seksyen 95A Bandar Kuala Lumpur, Daerah Kuala Lumpur, Negeri Wilayah Persekutuan KL.

“Business Days” means a day other than Saturdays, Sundays and public holidays in Kuala Lumpur.

“Car Park” means the car park in which the Car Park Bays are located.

“Car Park Bays" means the number of non-reserved car park bays allocated to the Tenant more specifically set out in Section 12 of the First Schedule.

“Car Park Fees” means the fees payable by the Tenant to the Landlord or the operator of the Car Park for the use of the Car Park Bays and more particularly specified in Section 13 of the First Schedule . If government service tax is levied on the Car Park Fees, such tax shall be borne solely by the Tenant and paid simultaneously with the Car Park Fees.

“Certified Area” means the area certified by a registered surveyor appointed by the Landlord as set out in Clause 3.2 of this Agreement.

“Code” means the National Land Code 1965 and shall include any modification thereof for the time being in force.

“Commencement Date of Tenancy” means the date set out in Section 7 of the First Schedule.

“Common Areas'1 means all those parts of the Building which are capable of being used and/or enjoyed by or serving the Tenant in common with all other persons entitled thereto including but not limited to the lifts and other equipments and installations on or about the Building, entrance hall, staircases, corridors and passages of the Building and all those other parts of the Building occupied and used for the provision of services, amenities, utilities and the maintenance and upkeep of the Building. The expression "Common Areas" shall not include the Car Park and any other vehicle parking areas at the Building or otherwise, whether lateral or basement parking areas.

“Conducting Media” means drains, sewers, conduits, flues, risers, gutters, gullies, channels, ducts, shafts, watercourses, pipes, cables, wires and mains.

“Demised Premises” means the premises within the Building described in Section 4 of the First Schedule.

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“Fit-Out Deposit” means the sum stated in Section 20 (a) of the First Schedule.

“Fit-Out Period" means the rent-free period {unless otherwise stated) stipulated in Section 20(b) of the First Schedule commencing from the Handover Date and ending on the day immediately preceding the Commencement Date.

“Fit-Out Rules and Regulations” means the rules and regulations from time to time made and revised by the Landlord and to be complied with by the Tenant in carrying out the Fit-Out Works.

“Fit-Out Works” means the fitting out and other works which the Tenant may carry out at or to the Demised Premises during the Fit-Out Period in accordance with Clause 5.

“Handover Date” means the date the Demised Premises is handed over to the Tenant pursuant to Clause 4.1 for the purpose of allowing the Tenant to carry out the Fit-Out Works being the date stated in Section 19 of the First Schedule which date may be subject to changes at the discretion of the Landlord.

“Landlord" means the party identified in Section 2 of the First Schedule.

“Monthly Rent" means monthly rent referred to in Section 8 of the First Schedule which is payable monthly in advance from the Commencement Date or such other time as may be required or stipulated by the Landlord and is inclusive of Service Charge.

“Net Lettable Area” means the area of the Demised Premises referred to in Section 5 of the First Schedule, measured from the centre of the walls and shall include the space occupied by any pillars, columns and other structures within the Demised Premises.

“Office Hours” means the building operating hours referred to in Section 18 of the First Schedule, For the avoidance of doubt, building operating hours shall exclude Saturdays, Sundays and public holidays in Kuaia Lumpur,

“Prior Sum” means the sum stipulated in Section 9 of the First Schedule hereto and referred to at Clause 5.3 payable by the Tenant to the Landlord in the event that the Tenant commences business at the Demised Premises during the Fit-Out Period prior to the Commencement Date of Tenancy.

“Renovation Deposit" means the deposit payable by the Tenant for any renovation or other works to the Demised Premises after the Commencement Date pursuant to Clause 6,5 (a).

“Rules and Regulations” means the rules and regulations of the Building from time to time made and revised by the Landlord,

“Security Deposit" means the security deposit referred to in Section 10(a) of the First Schedule.

“Service Charge” means the sum payable by the Tenant as part of the Monthly Rental and included therein and may be subject to the Landlord’s right of variation,

“Tenant” means the party identified in Section 3 of the First Schedule.

“Term” means the term referred to in Section 6 of the First Schedule.

“Utility Deposit” means the utility deposit referred to in Section 11 of the First Schedule.

1.2	Interpretation

In this Agreement where the context so admits:-

(a)	the expressions “the Landlord" and "the Tenant" include the respective successors in title and assigns of the Landlord and respective successors in title, personal representatives and permitted assigns of the Tenant;

(b)	words importing the masculine gender only include the feminine and neuter genders, words importing the singular number only include the plural and vice versa and words denoting persons include corporations and partnerships and vice versa;

(c)	the expression "the Demised Premises" includes all or one or more of the premises let by the Landlord to the Tenant pursuant to this Agreement;

(d)	headings in this Agreement are inserted for convenience oniy and shall be ignored in construing this Agreement;

(e)	reference to Clauses and Schedules are to be construed as reference to Clauses and Schedules of this Agreement;

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(f)	references to "consent of the Landlord" or words to similar effect means a consent in writing signed by or on behalf of the Landlord and "approval" and "authorisation" and “nomination” or words to similar effect means as the case may be approved or authorised or nominated in writing signed by or on behalf of the Landlord; provided always that such consent, approval or authorisation of or nomination by the Landlord shall not howsoever absolve, release or limit the covenants, liabilities and obligations of the Tenant under this Agreement or howsoever render the Landlord liable for anything arising therefrom.

(g)	any references to a specific statute include any statutory extension or modification amendment or re-enactment of such statute and any regulations, orders, by-laws and guidelines made under such statute and any general reference to “statute” or “statues” includes any regulations, orders, by-laws and guidelines made under such statute or statues.

2.	TENANCY

The Landlord agrees to let and the Tenant agrees to accept a Tenancy of the Demised Premises on an “as-is-where-is” basis for the term stated in Section 6 of the First Schedule commencing on the date stated in Section 7(a) of the First Schedule and expiring on the date stated in Section 7(b) of the First Schedule upon the terms and conditions hereinafter contained.

3.	MONTHLY RENT

3.1	Monthly Rent

The monthly rent for the Demised Premises shall be the sum stated in Section 8 of the First Schedule (hereinafter called “the Monthly Rent") [and is inclusive of Service Charge]. The Monthly Rent is payable monthly in advance by the Tenant to the Landlord without any deduction on the first (1st) day of each month whether formally demanded or not and the first (1st) of such Monthly Rent shall be payable upon execution of this Agreement or before the Handover Date, whichever is the earlier.

3.2	Adjustment of Monthly Rent

In the event the area of the Demised Premises stated in Section 5 of the First Schedule differs from the area as certified by a registered surveyor appointed by the Landlord (hereinafter referred to as “the Certified Area”) the Certified Area shall prevail and shall be conclusive and binding between the parties hereto and the Monthly Rent, Security Deposit and Utility Deposit under this Agreement shall be adjusted accordingly at the rate stated in Section 8 of the First Schedule and the difference resulting from such adjustments in the Monthly Rent, Security Deposit and Utility Deposit shall be made good by the party concerned to the other within seven (7) days of the issuance of the said certificate by the registered surveyor. The area of the Demised Premises shall be measured from the centre of the walls and shall include the space occupied by any pillars, columns and other structures within the Demised Premises.

3.3.	Calculation and Payment of Service Charge

(a)	The Service Charge forms part of and is included in the Monthly Rent. The Landlord is entitled from time to time and at any time to increase the Service Charge by notice in writing to the Tenant. A notice by the Landlord (the “Landlord’s Notice”) stating the increased Service Charge and the effective date of such increase is final and binding on the Tenant as to the amount stated. The Tenant must pay the increased Service Charge from the date specified in the Landlord’s Notice.

(b)	The manner in which the Service Charge is utilized by the Landlord shall be in the Landlord’s absolute discretion and nothing herein contained shall be construed as conferring upon the Tenant any right or otherwise to request, require or demand any services from the Landlord or otherwise to have any say in respect of the conduct, control, management or supervision of the Building.

(c)	The payment of Service Charge will not affect the Tenant’s obligations to keep the Demised Premises in tenantable repair and condition under the provisions of this Agreement.

4.	HANDOVER

4.1	Handover of Demised Premises

Subject to the Tenant having paid the Fit-Out Deposit, the Security Deposit, the Utility Deposit and the Advance Rent, the Landlord shall hand over to the Tenant and the Tenant shall take possession of the Demised Premises on an “as is where is” basis on the Handover Date,

4.2	Licensee during Fit-Out Period

The Tenant acknowledges and agrees with the Landlord that during the Fit-Out Period, the Tenant is a mere licensee of the Landlord and is authorized to enter and take possession of the Demised Premises for the sole purpose of carrying out the Fit-Out Works.

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4.3	Events of Default during Fit-Out Period In the event that:

(a)	the Tenant shall have failed to pay the Fit-Out Deposit, the Security Deposit, the Utility Deposit or the Advance Rent within the time stipulated herein; or

(b)	the Tenant shall have failed to accept delivery of possession of the Demised Premises for the purpose of carrying out the Fit-Out Works on the Handover Date; or

(c)	the Tenant shall have failed to commence Fit-Out Works within seven (7) days from the date of commencement of the Fit-Out Period; or

(d)	the Tenant fails to complete the Fit-Out Works on or before the expiry of the Fit-Out Period and such period of delay exceeds fifteen (15) days after the expiry of the Fit- Out Period; or

(e)	the Tenant commits any breach or default in the due and punctual payment performance or observance of any of the covenants conditions and provision of this Agreement on its part to be paid performed and observed and such breach or default continues for a period of seven (7) days after the Landlord has served notice in writing on the Tenant requiring such breach or default to be remedied; or

(f)	the Tenant goes into liquidation whether compulsorily or voluntarily otherwise than for the purpose of amalgamation or reconstruction or has a receiver appointed in respect of all or any part of its assets or has a court order judgment or decree obtained against and such order judgment or decree is not effectively stayed or cancelled within thirty (30) days from the date(s) thereof, or

(g)	the Tenant makes an assignment for the benefit of or enters into an arrangement or composition with creditors or is unable to pay its debts within the meaning of the Companies Act 1965; or

(h)	if the Tenant is found to be a bankrupt or commits any act of bankruptcy or becomes a bankrupt; or

(i)	if the Tenant dies or becomes insane; or

(j)	if any distress or execution proceedings is levied against the Tenant and the same is not satisfied or discharged by the Tenant within thirty (30) days;

then in any one or more of such cases, the Landlord may determine this Agreement by notice in writing to the Tenant whereupon this Agreement shall be determined and the licence granted hereunder to the Tenant shall cease immediately and the Tenant shall be obliged to redeliver to the Landlord vacant possession of the Demised Premises in its original condition and the Landlord shall be entitled to forfeit the Fit-Out Deposit, the Security Deposit, the Utility Deposit and the Advance Rent and all other monies already paid by the Tenant hereunder but without prejudice to any action or other remedy which the Landlord has or might or otherwise could have for the recovery of a sum equal to the remainder of the Monthly Rent for the whole of the unexpired period of the Term and other loss or damages and arrears as a result of any such event.

5.	FIT-OUT WORKS

5.1	Payment of Fit-Out Deposit

Subject to Clause 5.4, during the Fit-Out Period, the Tenant’s contractor, architect or agent may undertake the Fit-Out Works at the Tenant’s own cost and expense provided always that the Tenant shall have paid to the Landlord the Fit-Out Deposit and the other sums stated in Clause 4.1 before commencement of the Fit-Out Works.

5.2	Payment of Other Charges for Utilities Utilised during Fit-Out Period

During the Fit- Out Period the Tenant shall fill up such forms, provide such indemnities and undertakings (including to such third party(ies) as the Landlord may require) and pay all charges required by the Landlord in respect of water, electricity, and other utilities used for the Demised Premises.

5.3	Completion of Fit-Out Works and Commencement of Business

If the Tenant completes the Fit-Out Works before the expiry of the Fit-Out Period, the Tenant may, with the prior written consent of the Landlord, commence business at the Demised Premises during the Fit-Out Period provided always the Tenant shall pay the Landlord the sum stated in Section 9 of the First Schedule from the date of commencement of the Tenant’s business until the Commencement Date of Tenancy.

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5.4	Submission of Plans and Specifications to Landlord

Prior to commencement of any Fit-Out Works, the Tenant shall forward to the Landlord the plans and specifications including without limitation all mechanical and electrical drawings and office layout drawings and other documents for the Tenant’s proposed Fit-Out Works for the Landlord’s approval. The Landlord is entitled to appoint consultants to advise on the plans and specifications. If consultants are appointed, the Tenant must pay to the Landlord within seven (7) Business Days from the Landlord’s written demand, the fees and other sums charged by the Landlord’s consultants for advising on the plans and specifications. The Tenant shall not commence the Fit-Out Works unless the approval of the Landlord and the Appropriate Authorities, if required, have been obtained.

5.5	Covenants for Fit-Out Works

In carrying out the Fit-Out Works, the Tenant shall observe and comply with the following covenants:

(a)	comply with the relevant approvals and all statutes, statutory orders and regulations made or deriving validity thereunder and codes of practice of Appropriate Authorities and/or industry experts/bodies affecting or related to the Fit-Out Works and carry out and complete the Fit-Out Works in a proper workmanlike manner and in accordance with the plans and specifications approved by the Landlord and the Appropriate Authorities;

(b)	comply with the Fit-Out Rules and Regulations and all such other conditions and directives given from time to time by the Landlord or the Landlord’s representatives in respect of or in connection with the Fit-Out Works;

(c)	except with the Landlord’s prior written approval, not to penetrate, disturb, damage or interfere with any elements of the structure of the Demised Premises which provide any form of support to the Demised Premises and/or the Building;

(d)	ensure that all contractors appointed by or serving the Tenant shall, in addition to complying with the covenants of the Tenant in this Agreement, comply with all procedures and requirements as the Landlord may stipulate from time to time, and (if required by the Landlord) be approved by the Landlord; and

(e)	effect and maintain and/or cause its contractor to effect and maintain a contractors all risk, public liability, and workmen’s compensation insurance policies for such amounts) and upon such terms and conditions as may be required by the Landlord. The Tenant shall prior to carrying out Fit-Out Works deposit with the Landlord a copy of the valid insurance policy and receipts of payments for the premiums. Without limiting the generality of the foregoing, the Landlord shall be named as a joint-insured party who shall not be liable for payment of any excess pursuant to the said aforementioned insurance policies.

5.6	Tenant to Repair Damage and Tenant's Indemnity

If any damage, death or injury is done by or attributable to the Tenant or its servants, agents, visitors or independent contractors to the Demised Premises or any part thereof or any part of the Building (including the Common Areas) or any adjacent or neighbouring premises or buildings or to any person or their belongings by any of the Fit-Out Works, the Tenant shall repair forthwith and make good such damage to the satisfaction of the Landlord and the Tenant shall also be responsible for and shall indemnify the Landlord against all injury, death, damage and/or losses occasioned to the Landlord and/or the Demised Premises or any part of the Building (including the Common Areas) or any adjacent or neighbouring premises or buildings or to any person or their belongings arising from or incurred in connection to any Fit- Out Works carried out by the Tenant in respect of the Demised Premises or caused by any act, default, omission or negligence of the Tenant, its servants, agents, visitors or independent contractors.

5.7	Fit-Out Works Affecting Structural. Mechanical and Engineering Works

If the Fit-Out Works proposed by the Tenant may affect the structural, mechanical and engineering works and/or affect the base building warranties of the Demised Premises and/or the Building, then such works shall, if required by the Landlord, be carried out by a specialist contractor or consultant nominated by the Landlord and appointed by the Tenant. All fees and expenses of the contractor or consultant appointed by the Tenant, whether or not the appointment is to carry out the specialised work, shall be borne and paid by the Tenant as and when such fees and expenses become due. Such contractors and consultants appointed by the Tenant shall not be deemed to be agents or employees of the Landlord and the Tenant shall have no claim whatsoever against the Landlord in respect of any act, omission, default, misconduct or negligence of such contractors or consultants.

5.8	Joint Inspection on Fit-Out Works

Upon completion of the Fit-Out Works, the Tenant shall notify the Landlord in writing. The Landlord shall convene a joint inspection of the Demised Premises within fourteen (14) Business Days of receipt of such notice and two (2) sets of the as-built plans as endorsed / certified (if applicable) by the appropriate consuitant(s) of the Tenant.

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5.9	Refund of Fit-Out Deposit

Subject to Clause 5.11, the Fit-Out Deposit shall be refunded, free of interest, to the Tenant and/or Tenant’s contractors free of interest after the joint inspection if the joint inspection reveals as follows:

(a)	the Fit-Out Works have been completed by the Tenant, the Tenant’s contractors, subcontractors or agents in strict compliance with the approved plans, laws, by laws, rules and regulations and enactment and the Fit-Out Rules and Regulations;

(b)	the Fit-Out Works have been completed by the Tenant and/or the Tenant’s contractors, to the satisfaction of the Landlord, including clearing ail renovation debris; and

(c)	no remedial works or making good works are required by the Landlord,

5.10	Remedial or Additional Works

However if it is determined that remedial or additional works are required within the Demised Premises or any part of the Building or any adjacent or neighbouring premises or buildings due to the Fit-Out Works, the Tenant and/or the Tenant’s contractors shall forthwith proceed to carry out and complete the same at the cost and expense of the Tenant and/or Tenant’s contractors and in any event within fourteen (14) days after the joint inspection. Thereafter, upon completion of the remedial or additional works, the process and procedure set out in Clauses 5,8 and 5.9 shall be repeated.

5.11	Failure to Carry Out Remedial or Additional Works

Where the Tenant and/or the Tenant’s contractors shall fail, refuse and/or neglect to carry out and complete the remedial or additional works within fourteen (14) days after the date of the joint inspection, the Landlord shall be at liberty but not obliged to carry out and complete the remedial or additional works and all costs and expenses of the remedial or additional works shall be borne by the Tenant. These payments shall be deductible from the Fit-Out Deposit and the refund of the Fit-Out Deposit shall be subject to deductions for any such sum or sums due to the Landlord and for such matters as may be necessary to make good and satisfy such damages and losses occasioned to the Landlord and/or to the Demised Premises or any other part of the Building or any adjacent or neighbouring premises or buildings or to any person arising from or incurred in connection to any alteration, renovation, remedial or additional works carried out on or to the Demised Premises or caused by any act, default, omission or negligence of the Tenant, its servants, agents, licensees, visitors or independent contractors or in respect of any antecedent breach of any of the terms and conditions herein contained on the part of the Tenant.

5.12	Delay Not Ground of Relief

Without prejudice to Clause 4,3, no delay in carrying out and completing ail or any of the Fit- Out Works in or at the Demised Premises whether caused by the Landlord or by any Appropriate Authorities or otherwise shall be a ground for postponing the commencement of the Tenancy herein or payment of the Monthly Rent or in any way relieve the Tenant from the Tenant’s performance and observance of the terms and covenants herein.

6.	TENANT’S COVENANTS

The Tenant HEREBY COVENANTS, UNDERTAKES AND AGREES with the Landlord as follows:

6.1	Deposit

(a)	Security and Utility Deposit

On or before execution of this Agreement to deposit with the Landlord and throughout the currency of this Agreement to keep deposited at all times a sum equal to three (3) months' Monthly Rent as stated in Section 10(a) of the First Schedule hereto to secure the due observance of the stipulations and conditions of this Agreement (hereinafter called "the Security Deposit") and a sum stated in Section 11 of the First Schedule for the due payment of utility charges incurred and payable by the Tenant in respect of the Demised Premises (hereinafter called "the Utility Deposit") which sums shall not be treated as or deemed to be payment for the Monthly Rent or other charges due hereunder this Agreement. Such deposits may be appropriated interchangeably at any time and from time to time at the discretion of the Landlord against any and all money due from the Tenant pursuant to the terms and conditions herein in the event of any breach of the Tenant. Such deposits shall be refunded to the Tenant at the expiration of the full Term only created by this Agreement, free of interest, less such sums as may then be due and payable to the Landlord in respect of or in consequence of any breach of the Tenant in the due observance of the terms and conditions herein contained.

(b)	Review of Utility Deposit

The Landlord shall be entitled at any time and from time to time to review such aforesaid Utility Deposit by notice in writing to the Tenant in the event the Appropriate Authorities increase such rate(s) and the Tenant shall pay to the Landlord such increase or increases as the Landlord shall require and such review shall be conclusive and binding on the Tenant as to the increase payable for the time being on the part of the Tenant. Such increase in the Utility Deposit shall be effective from the date specified in the said notice.

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6.2	To Pay Rent

To pay the Monthly Rent and any other monies due under the Agreement on the days and in the manner aforesaid, and on default, to pay to the Landlord interest on the Monthly Rent and any other monies due at the rate of Twelve per centum (12%) per annum calculated and accruing from the date of due payment till the date of actual payment without prejudice to the Landlord's rights and remedies available herein, before as well as after judgment.

6.3	Increase in Service Charge. Quit Rent. Rates and Assessments

(a)	Landlord’s Discretion to increase

The Landlord shall be entitled at the Landlord's discretion from time to time to increase the Service Charge by notice in writing to the Tenant.

(b)	Tenant to Pay Excess

In the event the quit rent rates and/or assessments payable to the Appropriate Authorities in respect of the Demised Premises (or if the Demised Premises are not separately assessed, in respect of the Building) exceeds the current quit rent rates and/or assessments payable or payable for such year when the quit rent rates and/or assessments is first levied at the Commencement Date of Tenancy (whether such increase is by way of increase in the annual value or by way of increase in the rate of assessment), to pay on demand, the excess relating to the Demised Premises or, if the Demised Premises is not separately assessed, such proportion of any such excess as the Nett Lettable Area of the Demised Premises bears to the total lettable area and floor space of the said Building.

6.4	Payment Of Utility Charges And Services

(a)	Tenant to pay Utility Charges

The Tenant shall promptly pay all charges in respect of water, electricity, sewerage and other utilities connected to and/or used throughout the Term hereby created in respect of the Demised Premises. It shall be the Tenant’s responsibility to apply and procure in the Tenant's name the connection of the electricity and telecommunications and the installation of the electricity meter from the Appropriate Authorities and to pay to the Appropriate Authorities all the charges including connecting charges, fees and deposits for the connection, use and consumption of electricity and telecommunications to or at the Demised Premises and to furnish to the Landlord upon request copies of all relevant bills and receipts for such outgoings.

(b)	Additional Charges for Supply of Air Conditioning

Subject to Clause 6.23, the Landlord shall provide air-conditioning at the Demised Premises during the Air-Conditioning Hours. In the event that the Tenant requires air- conditioning outside of the Air-Conditioning Hours, then the Tenant shall pay to the Landlord such additional air-conditioning charges as stipulated in Section 16 of the First Schedule or such other charges as may be determined by the Landlord.

(c)	Failure to Pay Charges

if the Tenant shall fail to discharge its debt to the Appropriate Authorities or to the Landlord, as the case may be, but without prejudice to the Landlord’s rights hereunder, the Landlord may upon the Tenant’s breach of Clause 6.4(a) herein, disconnect and/or discontinue or request the Appropriate Authorities to disconnect and/or discontinue the availability of all or any of the abovementioned utilities to the Demised Premises, in the event that the amount so owing to the Appropriate Authorities is then paid by the Landlord on behaff of the Tenant, the amount paid by the Landlord shall forthwith become a debt due and payable on demand by the Tenant. For the avoidance of doubt, the Landlord is not obliged to make any payment to the Appropriate Authorities on behalf of the Tenant.

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6.5	Renovation After the Commencement Date of Tenancy

(a)	Not to make or permit to be made any partitions, alterations renovations in or additions to the Demised Premises or any part thereof or to the Landlord’s fixtures, fittings and decorations therein, and in particular not to make or permit to be made any such alterations or renovations that may prevent the full and unrestricted use and benefit of the sprinkler and other mechanical or electronic systems to the portion of the Building adjoining the Demised Premises or any part of the Building, without having first obtained the prior written consent of the Landlord. The Landlord’s consent may be given subject inter alia to any terms and conditions that may be stipulated by the Landlord and the payment by the Tenant of a Renovation Deposit in a sum as stipulated by the Landlord to the Landlord prior to commencement of such works as additional security deposit for the reinstatement and restoration of the Demised Premises to its original state and condition at the determination of the Term herein and for the performance of the Tenant’s covenants under this Clause 6.5. If such consent of the Landlord is given the Tenant shall at the Tenant’s own expenses obtain all necessary planning and other consents pursuant to the provisions of any statute, rule, order, regulation or bye-law applicable thereto and shall comply with the conditions thereof. A copy of the detailed layout plan and written approval from the Appropriate Authorities shall be furnished to the Landlord for their record purposes. Upon the determination of the Term hereby created the Tenant shall restore the Demised Premises to their original state and condition at the expense of the Tenant prior to the delivery of the Demised Premises to the Landlord.

(b)	If such consent of the Landlord is given the Tenant shall comply with the provisions of Clauses 5.4 to 5.11 which shall apply mutatis mutandis.

6.6	Alteration to Electrical, Telecommunication and Plumbing System

Not to install any additional electric, telecommunications, power supply points or make any additional sanitary/plumbing fittings or connections whatsoever in or to the Demised Premises, other than as provided by the Landlord, without the prior written consent of the Landlord Provided Always that the Tenant shall comply with the terms and conditions of such consent and approval and with ail statues by-laws rules and regulations pertaining thereto and PROVIDED FURTHER ALWAYS THAT such installations, connections or fittings shall only be affected by skilled contractor approved by the landlord (if such approval is required by the Landlord) and (if applicable) the Appropriate Authorities and the Tenant shall bear ail costs thereof and shall at its costs and expense remedy any defects or faults thereto the satisfaction of the landlord.

6.7	Not to Overload Installations

(a)	Not to overload the lifts, electrical installation or Conducting Media in the Demised Premises and the Building.

(b)	Not to interfere with or impose an additional loading on any ventilation, air- conditioning or other plant or thing serving the Building.

6.8	Permitted Use

To use the Demised Premises solely for the purposes as described in Section 14 of the First Schedule or other business purposes permitted by the Landlord PROVIDED THAT the Tenant shall have applied for, obtained and maintained and cause to be obtained and maintained at the Tenant's own expense and shall have submitted to the Landlord copies of ail licenses permits approvals registration and other consents required by the Appropriate Authorities for the carrying on (including the Tenant’s trade name) or conduct of the Tenant's trade, business or operation on the Demised Premises. The Landlord does not warrant or undertake to the Tenant that the Tenant shall be able to use the Demised Premises for the purpose intended or contemplated by the Tenant and the failure of the Tenant to obtain permission from the Appropriate Authorities, if required, for such use of the Demised Premises as is intended or contemplated by the Tenant shall not be a ground to vitiate impair or frustrate the Tenancy hereby granted or the obligations on part of the Tenant herein contained and the Tenant shall indemnify and keep the Landlord indemnified against any claims demands actions proceedings prosecutions loss damages fines penalties costs and expenses which may be made or instituted by any person or the Appropriate Authorities against or otherwise incurred or suffered by the Landlord in respect thereof.

6.9	Affixing of Air-Conditioning Unit or Signs

(a)	No Air-conditioning Units on Exterior of Demised Premises

Not to affix or permit to be affixed to or upon any part of the Demised Premises any air-conditioning/ air-circulation unit, wireless or telecommunication aerial or antennae, or any thing whatsoever or on the exterior of the Demised Premises or on the windows or doors thereof or in or about any part of the Demised Premises or Building except as shall be approved in writing by the Landlord. In addition, the Tenant shall not at any time open, allow or cause to be opened any windows at or of the Demised Premises.

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(b)	Signboards on the Exterior of Demised Premises Prohibited

Not to affix paint or otherwise exhibit on the Demised Premises or any part thereof or in any part of the Common Areas or the Building, any name plate, placard, pylon, advertisements, posters, signboards or anything whatsoever whether temporary or permanent unless otherwise agreed by the Landlord and is in a form and character which compiles with all statutes by-laws rules and regulations pertaining thereto, or otherwise as agreed between the parties hereto from time to time to be affixed on a location in the Demised Premises as approved by the Landlord PROVIDED ALWAYS THAT the Tenant shall be fully responsible for the putting up, the placement and the maintenance, servicing and up-keeping, and the removal of such name plates and anything whatsoever and shall make good and keep the Landlord indemnified from and against any claim, liability, loss, damage, cost, expense and otherwise which the Landlord may suffer in connection with any damage caused to the Demised Premises or to any person or their belongings by reason of such affixing, putting up, placement, maintenance, servicing, up-keeping or removal and PROVIDED FURTHER THAT in the event the Landlord pays, which the Landlord is not obliged to do, for any cost in the removal of name plates and/or making good the damage caused to the Demised Premises at the determination of the Tenancy, the Tenant shall indemnify the Landlord for all costs incurred thereto.

(c)	Overall Signage Rights

The Landlord shall have the overall signage rights to the Building but if approved by the Landlord at the Landlord’s discretion, the Tenant may be allowed to put up or affix such signages on the exterior and interior of the Building as the Tenant may require provided that such signages are not in contravention of any rules or guidelines by the Appropriate Authorities and subject to such conditions that the Landlord may stipulate and payment of an annual fee to be determined by the Landlord.

6.10	Upkeep And Maintenance Of Demised Premises

(a)	Good and Tenantable Condition

The Tenant shall during the Term of this Agreement and for so long as the Tenant may remain in occupation and possession of the Demised Premises keep and maintain the Demised Premises in good and tenantabie condition including all flooring ceiling surfaces plaster panels window glass shutter locks fastenings keys bells lights electric wiring and fittings and fixtures in and belonging to the Demised Premises (fair wear and tear and damage by fire storm tempest explosion riot or any other causes not due or attributable to the Tenant excepted, save in the case of fire where the insurance moneys are rendered irrecoverable in consequence of the act or negligence or omission of the Tenant, its servants, agents, visitors or independent contractors).

(b)	Cleaning, Maintenance and Upkeep of the Interior of Demised Premises

The Tenant shall be responsible for the cleaning, maintenance, upkeep of the interior of the Demised Premises, The Tenant shall employ competent and responsible persons acceptable to the Landlord to keep the Demised Premises clean in good maintenance and condition at all times. If any persons employed from time to time or at any time by the Tenant for the purpose of cleaning the Demised Premises is or becomes unacceptable to the Landlord, the Tenant shall, on being instructed to do so by the Landlord, dismiss such persons and employ in their place persons acceptable to the Landlord and in the event that the Landlord shall employ, which the Landlord is not obliged to do, any persons for the purpose of cleaning the Demised Premises in the manner aforesaid, pay to the Landlord all costs incurred by the Landlord in employing such persons, such payment to be made at the same time as payment of the Monthly Rent.

(c)	Free from Pests

The Tenant shall ensure that the Demised Premises shall be kept in a clean condition free from dirt rubbish rodents vermin insects other animals and all pests.

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(d)	Disposal of Waste

The Tenant shall store and keep all rubbish waste trash and garbage of whatsoever nature in proper receptacles and shall dispose of the same at the appropriate rubbish bins or garbage disposal facilities at regular intervals or at such intervals as the Landlord may prescribe and to take all reasonable steps to ensure that the Common Areas are not littered in the process of such disposal. The Tenant shall pay to the Landlord on demand all charges incurred by the Landlord at any time for excess waste, garbage or rubbish removal from the Demised Premises or Common Areas if the same is due to the acts omissions and/ or default of the Tenant.

(e)	Repair of Damage or Breakage

If any damage or breakage or injury is caused by or attributable to the Tenant (or its servants, agents, visitors or independent contractors) to the Demised Premises or any part thereof or to the Building (including the Common Areas) or any part thereof or any adjoining or neighbouring premises or buildings howsoever caused, the Tenant shail forthwith repair and make good such damage failing which the Landlord shaii be entitled to execute the repairs and any expenses and cost incurred in carrying out such work shall be a debt due and payable on demand from the Tenant to the Landlord. For the avoidance of doubt, if any damage is caused to the Landlord or to any person whomsoever directly or indirectly through the said damaged condition of any part of the Demised Premises the Tenant shall be wholly responsible therefor and shall fully indemnify the Landlord against all claims, demands, actions and legal proceedings whatsoever made upon the Landlord by any person in respect thereof.

(f)	Painting of the Demised Premises Prior to Delivery of Vacant Possession

The Tenant shall every three (3) years or prior to the delivery of vacant possession of the Demised Premises to the Landlord at the end of the Term or early termination of the Tenancy under this Agreement, whichever is earlier as the case may be, paint the Demised Premises including all the wood iron and other parts of the interior of the Demised Premises with two coats of good paint or paint of a suitable quality in a workmanlike manner and seal or paint with emulsion paint ail such parts and to stain, varnish and polish ail inside wood already stained, varnished and polished (if any), if the Tenant fails to paint or stain varnish and polish the wood (if any) of the Demised Premises, the Landlord may, but shall not be obliged to, do so and the costs of such work shall be a debt due and payable on demand from the Tenant to the Landlord.

6.11	Prohibition of Use

(i)	Nuisance

The Tenant shall not do or permit or suffer to be done upon the Demised Premises anything which in the opinion of the Landlord may be offensive or a nuisance or annoyance to or in any way interfere with the quiet and comfort of the other occupants or user of the Building or adjacent or neighbouring premises or buildings and the Tenant shall forthwith take such steps and measures as the Landlord may direct to eliminate or reduce the level of any noise or activity which the Landlord shall deem to be undesirable or unsuitable.

(ii)	Not to Use Demised Premises for Residential Purposes

The Tenant shall not permit or suffer any one to sleep on the Demised Premises or use the same or any part thereof for residential purpose or for carrying on any illegal, immoral, offensive or any religious or political activities or any sale by auction. The Tenant shall take steps and precautionary measures to prevent fighting, disorderly behaviour misconduct or any activity of any indecent or immoral nature or any activity on the Demised Premises by the Tenant or its servants, agents, customers, invitees or independent contractors which causes disrepute or which is undesirable or unsuitable.

(iii)	Storage of Dangerous Items

The Tenant shail not keep or permit to be kept on the Demised Premises or any part thereof any materials the keeping of which may contravene any local ordinance statute regulations or by-law or of which an increased rate of insurance is usually required and in particular not to store arms ammunition or unlawful goods, gunpowder, saltpetre, kerosene or any explosive, combustible or toxic substance and not to use any inflammable materials including lighting, burning or using oil lamps whether for religious or ceremonial purposes any where on the Demised Premises or any part of the Building or adjacent or neighbouring premises or buildings.

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(iv)	Hanging of Clothes etc.

The Tenant shall not permit clothes or other materials whatsoever to be hung placed or exposed outside the Demised Premises, or to be visible from the exterior of the Building to the extent which may be inconsistent with or adverse to the general outlook or facade of the Building.

(v)	Cooking

The Tenant shall not cook or permit the cooking or preparation of any food, other than tea, coffee, soft or other drinks for own consumption on the Demised Premises.

(vi)	Machinery

The Tenant shall not without the prior written approval of the Landlord bring or allow to be brought onto the Demised Premises or any part of the Building any machinery save for office equipment which are reasonably required for the purposes of the business of the Tenant.

(vii)	Exhibition of Advertising Material

The Tenant shall not affix, exhibit or place unto or on the exterior of the Demised Premises any poster banner or advertising material or offensive publication or inscription or anything of a like nature which shall contravene any law in Malaysia or expose the Landlord to any fine or penalty by reason thereof. If the Tenant fails to remove the same on written request of the Landlord, the Landlord shall have the right to remove them at the Tenant’s cost and expense and the Tenant shall indemnify and keep indemnified the Landlord for any damages, costs or fines arising therefrom.

(viii)	Pets

The Tenant shall not bring or keep any pets or animals on the Demised Premises.

6.12	Prohibition As To Excess Load

(a)	Excess Loading

The Tenant shall not place or permit to be placed upon the floor of the Demised Premises any load in excess of 2.5 KN/m2 without the prior written consent of the Landlord and shall when required by the Landlord, distribute any load on the floor of the Demised Premises in accordance with the directions and requirement of the Landlord. If the Landlord agrees to allow the Tenant to place upon the fioor of the Demised Premises any load in excess of 2.5 KN/m2, the Tenant shall be responsible for the cost incurred by the Landlord in strengthening the structure and/or foundation of the Building and for any additional insurance premium and other charges that may be payable or incurred by the Landlord in connection with allowing such excess load.

(b)	Overloading of Building Structure

The Tenant shall not at any time bring into, install in or place on the Demised Premises or the Building any item, fixture, fitting, plant or equipment (other than permitted under Clause 6.12(a) above), which may in the opinion of the Landlord's engineer or architect overload the structure of any part of the Demised Premises or the Building or cause structural stress or damage to the Demised Premises or the Building or any part of them. The Landlord may prescribe the weight and position of safes and other heavy articles or goods.

(c)	Landlord’s Consent to Bring in Machinery etc

Subject to the Landlord's prior written consent (such consent excepted in respect of the items permitted under Clause 6.12(a) and before bringing any heavy item, fixture, machinery, fitting, plant or equipment into the Demised Premises or the Building, the Tenant shall inform the Landlord of the Tenant's intention to do so and provide adequate details of the nature, size, weight and proposed use of the item, fixture, machinery, fittings, plant or equipment. The Landlord may direct the transportation route through the Demised Premises or the Building of ail such item, fixture, machinery, fittings, plant or equipment and the Tenant shall comply with such directions.

(d)	Modification Cost

If the Landlord agrees to modify the Building, its structure or fabric or any part thereof to facilitate the moving or installation of such heavy machinery, fitting, plant or equipment, the Tenant shall be solely liable to pay for all costs involved for such modification.

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6.13	To Permit Inspection and Repairs

(a)	Landlord’s Right to Enter and View

The Tenant shall upon receipt of not less than three (3) days written notice, permit the Landlord its agents or servants to enter upon and view the condition of the Demised Premises, to take inventories of the Landlord’s fixtures and fittings therein, to carry out any maintenance work as may be required from time to time for general management and maintenance of the Demised Premises or the Building, to repair or to do structural work for external repairs to the Demised Premises or to other portions of the Building or to any building or premises not conveniently accessible otherwise than from or through the Demised Premises PROVIDED THAT the Landlord shall use its best endeavours in its exercise of the rights under this Clause 6.13 not to unreasonably interfere with the use and enjoyment by the Tenant of the Demised Premises or cause any unreasonable interruption to its business. However, no such notice shall be required in the event of an emergency.

(b)	Tenant to Repair

The Landlord may serve upon the Tenant notice in writing specifying any maintenance, repairs or other works necessary to be done or replacements necessary to be made to comply with the Tenant's covenants to maintain and repair herein contained and require the Tenant forthwith to execute such maintence, repairs or other works or make such replacements and if the Tenant shall not within seven (7) Business Days after the service of such notice proceed diligently with the execution of such maintenance, repairs or other works or the making of such replacements then it shall be lawful but not obligatory for the Landlord its agents or servants to enter upon the Demised Premises (without prejudice to the Landlord’s right or re-entry) and execute such maintenance, repairs or other works or make such replacements and the costs thereof (which expenses shall include but not be limited to surveyor’s fees and other expenditure whatsoever incidental thereon) shall be a debt due and be forthwith recoverable from the Tenant.

6.14	To Permit Laving of Wires. Pipes

The Tenant shall permit the Landlord its agents or workmen to enter upon the Demised Premises upon receipt of not less than three (3) days written notice to lay fix in and lead through the Demised Premises any such wires and cables for electricity and telecommunications requirements and pipes for water and sewerage and other Conducting Media and to do any other works as the Landlord may from time to time require for the general purposes of the Building or otherwise and also to permit the Landlord its agents and servants to enter upon the Demised Premises upon receipt of not less than three (3) Business Day’s written notice for the purposes of maintaining up-keeping repairing removing and replacing ail or any of the said wires cables pipes Conducting Media and other works done PROVIDED THAT the Landlord shall use its best endeavours in its exercise of the rights under this Clause 6.14 not to unreasonably interfere with the use and enjoyment by the Tenant of the Demised Premises or cause any unreasonable interruption to its business.

6.15	Notice Of Damage Or Defect

To give notice forthwith to the Landlord of any accident or defect or damage that may occur to the Demised Premises or of any damage to or defects in the water pipes, electrical wiring or other Conducting Media, or any other fittings, fixtures or other facility provided by the Landlord and to keep the Landlord informed of any circumstances likely to be or cause any danger risk or hazard to the Demised Premises or to the Building or to any person therein or their respective belongings.

6.16	Compliance With Any Appropriate Authorities

(a)	Laws, Statutes, Ordinances, Proclamations, Orders or Regulations

The Tenant shall observe and comply and shall cause all its employees, independent contractors, agents and invitees to observe and comply with all laws, statutes, ordinances, proclamations, orders or regulations present or future affecting or relating to the Demised Premises and/or the Building and with all requirements which may be issued or given by any Appropriate Authorities having jurisdiction or authority over or in respect of the Demised Premises and/or the Building or the user thereof PROVIDED ALWAYS THAT the Tenant shall be under no liability in respect of any structural alterations the requirements for which was not caused by or attributed to the Tenant's use or occupation of the Demised Premises.

(b)	Approvals, Licences and Permits

if necessary, the Tenant shall at any time before or after the Commencement Date of the Agreement apply for and obtain all approvals, licences and permits required for the Tenant’s business and shall at all times comply with and adhere to the conditions of such permits and licences and shall observe and comply with all laws, statutes, ordinances, proclamations, orders or regulations and ail requirements of the Appropriate Authorities in relation thereto.

(c)	Notice Order or Direction from Appropriate Authorities

Upon receipt of any notice order direction or other thing from any Appropriate Authorities in respect of or affecting or likely to affect the Demised Premises to comply therewith so far as the same requires anything to be done or done by the Tenant or occupier of the Demised Premises and in any event forthwith to deliver the same or a copy thereof to the Landlord.

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6.17	Compliance With Rules And Regulations

(a)	Insurance, Sprinkler and Eire Alarm Regulations

The Tenant is to observe and comply and cause ail its employees, independent contractors, agents and invitees to observe and comply with the insurance policy(ies) undertaken by or for the Landlord, and the sprinkler and fire alarm regulations as they relate to the use of the Demised Premises and with the requirements of any insurer of the Demised Premises or of the Building. The Tenant is to pay to the Landlord the cost of any alterations to the sprinkler or fire alarm installation which may become necessary because of its non-compliance with the covenant contained in this Clause 6.17(a).

(b)	Alterations or Additions to the Sprinkler or Fire Alarm System

In the event of any alterations or additions to the sprinkler or fire alarm system by the Tenant results in the Landlord having to charge or discharge the sprinkler system, the Tenant shall bear such cost as determined by the Landlord.

(c)	Rules and Regulations of the Building

In addition the Tenant shall at all times observe and comply and cause all its employees, independent contractors, agents and invitees to observe and comply with the Rules and Regulations relating to the management care and use of the Building, the rules and regulations and conditions of use of the Car Park and any other vehicle parking areas at the Building and the Demised Premises and the conduct of the Tenant as contained in the Rules and Regulations and all rules and regulations as may from time to time laid down by the Landlord and/or its authorised representative or such directions that may from time to time be issued by the Landlord and/or its authorized representative pertaining to or affecting the management and/or maintenance of the Demised Premises, the Building and any Act, Enactment, Ordinance, regulations, house rules or by-law affecting a tenant or occupier of similar premises which are now in force or which may hereafter be enacted by the Appropriate Authorities or relevant body(ies) or corporation Provided that the Landlord shall not be liable to the Tenant in any way for violation of the Rules and Regulations by or to enforce the Rules and Regulations against any persons including other tenants and/or users of the Building or the employees, independent contractors, agents, visitors, invitees or licensees thereof in all circumstances. For the avoidance of doubt, the Landlord reserves the right at any time and from time to time to delete vary amend cancel add to and suspend all or any of the Rules and Regulations for the time being subsisting. If available, the Tenant may view the latest and updated copy of the Rules and Regulations at the Landlord’s office on giving at least three (3) Business Days written notice to the Landlord prior to the date of review.

6.18	No Obstruction Of Common Areas

Not to place, leave or cause to be placed or left any refuse, furniture, parcels or other goods or things of any type which may obstruct or are likely to obstruct the entrance hall, lobby, staircases or landings leading to the Demised Premises and . the Common Areas in the Building and the Landlord shall have the right to remove such obstruction (at the cost of the Tenant, which cost shall be payable by the Tenant on the Landlord’s demand) without being liable for any loss or damage and any claim whatsoever by the Tenant and any other person having any interest to such goods or things and the Tenant shall indemnify and keep indemnified the Landlord against any and all such loss, damage and claims.

6.19	Prohibition of Random Parking of Vehicles

(a)	No obstruction

The Tenant shall not to cause or permit or suffer to be caused any obstruction impeding any access to or egress from the Building by the parking of motor vehicles of any kind including motorcycles, scooters, bicycles or any form of transport nor to cause or permit or suffer to be caused any such obstruction upon any roads or paths leading to or from the Building or the Land.

(b)	Proper Parking

The Tenant shall ensure that the vehicles belonging to the Tenant its servants or agents shall at ail times only utilise spaces specifically designated for the purpose of parking and the Tenant hereby agrees that vehicles parked at the designated or any other car park bays shall be at the own risk of the Tenant its servants or agents and agrees to exonerate the Landlord from ail liability (including negligence) for the loss of or damage to any vehicle whatsoever parked in the Building or the Car Park and of any articles or items in the said vehicles.

6.20	Responsibility for Security

The Tenant shall be responsible for the security and safety of the Demised Premises and everything (including persons) therein and shall ensure the locking and securing of the doors of the Demised Premises at all times.

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6.21	Making Good Of Any Damage

(a)	Tenant to Make Good

To make good to the satisfaction of the Landlord all damage to the Common Areas and other part of the Building caused by the Tenant and/or his independent contractors, visitors, guests, servants or agents and in the event that the Landlord shall make good such damage caused by the Tenant, which the Landlord is not obliged to do, to pay to the Landlord on demand the cost of all repairs to make good ail such damage.

(b)	Tenant to Pay Costs for Cleaning or Repairing

To pay on demand to the Landlord the costs incurred by the Landlord in cleaning, clearing or repairing any of the toilets or drains in or around the Building which are choked up, blocked, stopped up or damaged owing to any act by and/or attributable to the Tenant or its servants, agents, invitees or independent contractors.

6.22	Insurance

(a)	Adequate Insurances

The Tenant shall be responsible to effect and keep at all times during the Tenancy herein adequate insurance policy(ies) on the Tenant's property, movable or otherwise (including but not limited to any furniture, fittings, fixtures, equipment, stock in trade or other chattels or effects of or under the control of the Tenant) in or about the Demised Premises and the Building for all loss and damage howsoever arising, including against consequential loss or against damage or destruction,. The Tenant shall further effect and keep effected a public liability insurance policy for an insured sum of RM1,000,000.00 (in respect of any one incident) with the Landlord named as a joint insured party and incorporating a clause or endorsement endorsing the Landlord as payee/beneficiary of any monies which would be payable under the insurance policy. The Tenant shall ensure that such insurance covers the indemnities and the risks/matters referred to in and/or accepted by the Tenant pursuant to this Agreement and otherwise conforms with the Landlord's requirements from time to time of which the Tenant is given notice, and (if required by the Landlord) is taken out with a reputable insurance company acceptable to the Landlord, and incorporates a clause waiving the insurer’s right of subrogation for any claim that the Tenant (and/or the insurer, on subrogation from the Tenant) may have against the Landlord. The Tenant also agrees that the Landlord shall at all times have the first right and priority of claiming upon the insurance policy effected by the Tenant without effecting or claiming upon any of the insurance policies effected by the Landlord. For the avoidance of doubt, the Landlord is also not obliged to ensure that the insurance effected is adequate or renewed.

(b)	Not to Cause Any Insurance to Become Void or Voidable

The Tenant shall not do or permit or suffer to be done anything whereby the policy or policies of insurance on the Demised Premises or on the Building against any loss or damage whatsoever for the time being subsisting may become void or voidable or whereby the premium thereon may be increased and to make good all damage suffered by the Landlord and to repay to the Landlord on demand all sums paid by him by way of increased premium or increase contribution for premium and ail expenses incurred by the Landlord in or about any renewal of such policy or policies rendered necessary by a breach or non-observance of this covenant by the Tenant without prejudice to the other rights of the Landlord under this Agreement.

6.23	To Occupy And Use And Keep The Demised Premises At Its Own Risk

To occupy, use and keep the Demised Premises at its own risk in all respects. The Tenant hereby releases to the full extent permitted by law and indemnifies the Landlord and its contractors and employees from all claims and demands of any kind and from all liabilities and obligations which may arise in respect of any accident or damage to property or death of or injury to any person of whatsoever nature or kind including but not limited to criminal acts of violence in the Demised Premises and/or the Building, the breakdown/suspension of any amenities/services/utilities/facilities and the escape or overflow of any substance, and the Tenant agrees that the Landlord shall have no responsibility or liability for any loss of or damage to the things, fixtures or personal property of the Tenant or under the care of the Tenant, or for any death or injury to any person, or for any loss of business/income/profits, or otherwise, whether consequential, directly or indirectly.

6.24	Tenant’s Indemnity

Notwithstanding anything herein contained:-

(a)	Claims, Liabilities Fines, Damage

The Tenant shall be responsible for and shall indemnify the Landlord against all costs claims liabilities fines damages in respect of the Demised Premises or any part of the Building or any adjacent or neighbouring premises or buildings or death or injury caused to any person or property by any act, default, negligence or omission or otherwise of the Tenant or the servants, agents, visitors or independent contractors of the Tenant and to pay and make good to the Landlord all and every loss and damage whatsoever incurred or sustained by the Landlord as a consequence of every breach or non-observance of the Tenant’s covenants herein contained and to indemnify the Landlord and the Landlord’s assignees from and against all actions claims liability costs and expenses thereby arising.

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(b)	Costs and Expenses

The Tenant shall be responsible for and shall indemnify the Landlord against all costs (including legal costs on a solicitor-client basis) claims liabilities fines or other expenses whatsoever incurred or sustained or which may be incurred or sustained by the Landlord as a consequence of any breach or non-observance of the Tenant’s covenants stipulations or conditions herein contained.

6.25	Use of Lifts. Loading of Goods Etc,

The Tenant covenants that it will not utilise any lift other than the goods/service lift or lifts designated by the Landlord for the transportation of all the Tenant's goods, furniture, fixtures and fittings of any description. The Tenant further covenants that all loading and unloading of all its goods, furniture and fittings of any description shall be carried out at the designated floor of the Building where the service entrance is located or such area as shall be specifically stipulated/designated by the Landlord and the Tenant hereby undertakes to give the Landlord prior written notice of not less than three (3) Business Days of its intention to move in, to occupy or to vacate the Demised Premises during such appointed time and subject to all such other conditions as may be reasonably required and imposed therefor by the Landlord.

6.26	Fire Safety

The Tenant shall:-

(a)	Safe Condition

keep the Demised Premises including its fixtures, fittings, installations and appliances in a safe condition;

(b)	Prevention

adopt all necessary measures to prevent an outbreak of fire in the Demised Premises, and to this end, the Tenant must comply with:

(i)	all requirements of Jabatan Bomba or other relevant body or the Appropriate Authorities; and

(ii)	ail other requirements of the Landlord as to fire precautions to be adopted.

6.27	No Hacking

The Tenant shall not without the prior consent in writing of the Landlord carry out any works involving the hacking or coring of the floors, walls or the structural columns and beams of the Demised Premises or to make any structural or other alteration or additions to the Demised Premises or any part thereto.

6.28	Running of Wires

The Tenant shall not run wires for any telecommunications facility in the Demised Premises such that the wires run across the floor or ceiling or along the walls but to conceal the wires in conduit.

6.29	Car Park

(a)	Compliance of Car Park Rules and Regulations

The Tenant must comply with all rules and regulations from time to time imposed and amended by the Landlord or management or operator of the Car Park on the management and operation of the Car Park.

(b)	Payment of Car Park Fees

The Tenant shall pay Car Park Fees levied by the Landlord or the operator of the Car Park for the use of the Car Park Bays. The Car Park Fees are subject to revision by the Landlord or the operator of the Car Park (as may be the case). Should the Tenant request for additional car park bay(s), the Landlord or the operator of the Car Park may, at its sole and absolute discretion and subject to car park bay availability, allocate additional car park bay(s) to the Tenant and such additional car park bay(s) shall be chargeable at the prevailing Car Park Fees.

6.30	To Permit Inspection Prior to Determination of Tenancy

At any time during the three (3) calendar months immediately preceding the determination of the Term hereby created (or the extended term, if any) or the sooner determination of this Agreement as provided under this Agreement to permit the Landlord its agents or servants to affix and retain on a conspicuous part of the Demised Premises a notice for re-letting or the sale thereof and to permit intending tenants and others with authority from the Landlord its agents or servants at all reasonable times of the day during business hours upon receipt of not less than twenty-four (24) hours notice to enter and view the Demised Premises,

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6.31	Surrender On Termination

(a)	The Tenant shall, forthwith on the expiration or sooner determination of the Term hereby created:-

(i)	Original State and Condition as stated in Appendix 1

peaceably and quietly yield up vacant possession the Demised Premises, in its original state and condition as stated in Appendix 1 and upon the terms and conditions set out herein {fair wear and tear excepted) and free from all encumbrances and claims by any person, to the Landlord with all locks, keys complete, any security access cards, fixtures {other than the Tenant’s fixtures) and additions thereto in good and tenantable repair and condition in accordance with the covenants herein contained and in particular to make good, repair, rectify, restore and replace at the Tenant’s own cost any Landlord’s fixtures and fittings, flooring tiles, walls and glass which have been marked or damaged in any way with items of a similar character and of equal value acceptable to the Landlord before the delivery of vacant possession of the Demised Premises to the Landlord. Immediately prior to the expiration or sooner determination of the Tenancy, a joint inspection of the Demised Premises, fixtures and fittings will be conducted to determine the condition of the Demised Premises and all rectification and other works aforesaid to be carried out by the Tenant.

(ii)	Removal of all Fixtures and Fittings Erected by Tenant

at the Tenant’s own costs and expenses remove ail fixtures and fittings including partitions and installations erected by the Tenant within the Demised Premises unless otherwise agreed between the Landlord and the Tenant in writing and to reinstate the Demised Premises in its original state and condition {fair wear and tear excepted).

(iii)	Removal of Signs etc.

remove any lettering, signs, names, advertisements and notices erected, painted, displayed or affixed, with the Landlord's consent, onto or within the Demised Premises or the interior or exterior of the Building by the Tenant, its agents or servants and make good any damage caused by reason of such erection, painting, displaying, affixing or removal. if the Tenant defaults under this Clause, the Landlord may remove the same at the Tenant's reasonable expense,

(iv)	Car Park Bays

return all relevant pass-card and/or document issued by the Landlord or the operator of the Car Park in respect of the Car Park Bays.

(b)	Failure to Vacate

If the Tenant fails to vacate the Demised Premises and comply with Clause 6.31(a)(iv) above or toremove its fixtures and partitions or to complete the applicable rectification or other works or otherwise fails to comply with Clause 6.31(a) on the expiry or earlier determination of the Term the Tenant shall pay to the Landlord a sum of money equivalent to two (2) times the Monthly Rent for every month or part thereof that the Tenant fails to fully comply with Clause 6.31(a), as agreed liquidated damages and without prejudice to the aforesaid it shall be lawful but not obligatory for the Landlord its servants or agents to remove fixtures and partitions on the Tenant’s behalf, repair ail damages and breakage within the Demised Premises or the Common Areas or the interior or exterior of the Building caused by the Tenant or its employees, independent contractors, agents or invitees and reinstate the Demised Premises to the original state and condition as at the date the Tenant first occupied the Demised Premises {fair wear and tear excepted) and all costs of such work shall be a debt due and be forthwith recoverable.

(c)	Failure to Remove Furniture, Fixtures, Fittings or Chattels

if the Tenant fails to remove any furniture, fixtures, fittings or chattels the Landlord may treat them as if the Tenant and any other persons having any interest to such furniture, fixtures and fittings had abandoned their respective interests and claims in them and they had become the absolute property of the Landlord and the Landlord may then remove, dispose and/or deal with them in such manner as the Landlord determines. If the Landlord sells them, the Landlord need not account to the Tenant or any of such other persons for the proceeds of sale but may apply the proceeds as the Landlord sees fit in settling the obligations of the Tenant (if any). In addition, the Tenant shall indemnify and keep indemnified the Landlord against any and all loss, damage and claims which may arise in connection with the Landlord’s exercise of its rights under this Clause.

6.31	Prevention of Infectious Diseases

The Tenant shall take all steps and measures, at the Tenant’s own cost and expense, to prevent any outbreak, spread or any transmission whatsoever of any infectious disease (including, but not limited to, thoroughly fumigating and disinfecting the Demised Premises to the satisfaction of the Appropriate Authorities) and to this end, without affecting Clause 6.17 above, to promptly comply, at the Tenant’s own cost and expense, with the law and all guidelines, rules and requirements of the Appropriate Authorities from time to time relating to the prevention of any outbreak and/or spread of such infectious diseases.

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6.33	Notice of Any Infectious Disease

The Tenant shall forthwith give notice to the Landlord and the Appropriate Authorities if the Tenant is aware or suspects that any person is suffering or has died from or is a carrier or a contact of, or is at risk of infection from, an infectious disease and to provide such other information or particulars as may be required by the Landlord and/or the Appropriate Authorities.

6.34	Guarantee and Indemnity

(a)	Company

in the event the Tenant is a company the Tenant shall as required by the Landlord, furnish to the Landlord either one of the following simultaneously with the Tenant's execution of this Agreement or before the Handover Date, whichever is earlier:-

(i)	an additional sum towards the Security Deposit stated in Section 10(b) of the First Schedule hereto;

or

(j)	a Guarantee and Indemnity in the form prescribed by the Landlord and signed by at least two (2) Directors (who must be residents of Malaysia) or such other persons as required by the Landlord in their personal capacities, guaranteeing jointly and severally the performance by the Tenant of all the Tenant's covenants, terms and conditions of this Agreement and to indemnify the Landlord against all losses and damages suffered or incurred by the Landlord arising from the Tenant’s breach or non-observance of the terms in this Agreement;

and/or

such other forms of security as the Landlord may require.

(b)	Partnership

If the Tenant is a partnership, all partners of the Tenant, excluding the partner who executes this Agreement shall furnish the Landlord with a Guarantee and Indemnity in their personal capacity in the form specified by the Landlord.

6.35	Use of Name of Building

The Tenant agrees not in any way use the name “CENTREPOINT SOUTH” in connection with the Tenant’s business or trade whatsoever.

6.36	Acts and Default of Tenant’s Agents

Any act, default or omission of the Tenant’s servants, agents, visitors or independent contractors shall be regarded and taken as an act, default or omission of the Tenant. Without limiting the generality of the foregoing, all damage caused to the Demised Premises, the Building (including the Common Areas), or adjacent or neighbouring premises or buildings, or any part of them, by the Tenant, its servants, agents, visitors or independent contractors shall be borne by the Tenant.

7.	LANDLORD’S COVENANTS

The Landlord HEREBY UNDERTAKES AND AGREES with the Tenant as follows:

7.1	Rates And Taxes

To pay all quit rent rates taxes assessments and other outgoing payable in respect of the Demised Premises except in so far as the same is payable by the Tenant under the terms of this Agreement.

7.2	Maintenance of Common Areas

To keep the Common Areas of the Building in tenantable repair and condition throughout the Term of the Tenancy.

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7.3	Air-Conditioning And Provision Of Lifts

To provide during the Office Hours the following services and the maintenance and upkeep of the Common Areas of the Building: -

(a)	Security, Lift and Air-Conditioning

general security presence, lift service and air-conditioning of the Common Areas of the Building unless the same is shut down for maintenance or repair of equipment or for other reasonable cause.

(b)	Clean and Lit

keeping the entrances, vestibule, staircases, landings, corridors, passages, water closets, lavatories and conveniences within the Common Areas of the Building cleaned and lit. For the avoidance of any doubt, internal toilet(s) or toilers) for the exclusive use of the Tenant, if any, is to be cleaned and maintained by the Tenant at the Tenant’s own costs and expense.

(c)	Water and Electricity for Common Areas

supplying water and electricity for use in the Common Areas of the Building.

(d)	Repairs of Common Areas and Common Facilities

carrying out any works of repair necessary for the maintenance and upkeep of the Common Areas and common facilities of the Building.

PROVIDED ALWAYS the Tenant’s right to use freely the said lifts and entrance hall may be restricted by the Landlord to one regular entrance to the Building and one lift after the Office Hours. Access to the Building generally and to the Demised Premises shall only be permitted if the person seeking such access is identified to the satisfaction of the guard on duty at the entrance hall.

7.4	Quiet Enjoyment

To permit the Tenant if it punctually pays the Monthly Rent hereby reserved and other charges and observes the terms, conditions and covenants on its part herein contained peaceably to enjoy the Demised Premises during the Term of the Tenancy without any interruption or disturbance by the Landlord or those lawfully claiming under or in trust for the Landlord.

7.5	Insurance

The Landlord shall at all times during the Term hereof contribute towards such insurance for the Demised Premises and/or the Building against loss or damage by fire and to make all payments necessary for this purpose PROVIDED ALWAYS THAT the provisions of this covenant shall not be deemed to bind the Landlord to insure against any loss or against damage to or destruction of any furniture fittings fixtures equipment stocks in trade or other goods chattels or effects of or under the control of the Tenant situated in or upon the Demised Premises or the Building.

8.	MISCELLANEOUS

8.1	Determination Of Tenancy By Landlord

(a)	The Landlord and the Tenant hereby agree that:-

(i)	Non-Payment of Monthly Rent

if the Monthly Rent hereby reserved or any part thereof shall at any time be unpaid for fourteen (14) days after the same shall have become due (whether formally demanded or not); or

(ii)	Breach of Provisions of this Agreement

if the Tenant commits a breach or permits any breach or default in the due and punctual observance of any of the conditions stipulations terms and covenants herein expressed (other than the payment obligations set out in Clause 8.1(a)(1)) and fails to remedy the same within fourteen (14) days after notice in writing has been given to the Tenant requiring the breach to be remedied; or

(iii)	Arrangement with Creditors

if the Tenant shall make any assignment for the benefit of its creditors or enter into any agreement or make any arrangement with its creditors by composition or otherwise; or

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(iv)	Distress

suffer any distress or attachment or execution to be levied against its goods and the same is not satisfied or discharged by the Tenant within thirty (30) days; or

(v)	Liquidation

the Tenant being a company shall go into liquidation whether compulsory or otherwise (save for the purpose of reconstruction or amalgamation) or shall commit any act of insolvency/bankruptcy or has a receiver appointed in respect of ail or any part of its assets or has a court order judgment or decree obtained against and such order judgment or decree is not effectively stayed or discharged within thirty (30) days from the date(s) thereof; or

(vi)	Bankruptcy

the Tenant being an individual is found to be a bankrupt or commits any act of bankruptcy or becomes a bankrupt, or dies or becomes insane,

then and in any of such cases it shall be iawful for the Landlord at any time thereafter to serve a forfeiture notice upon the Tenant pursuant to Section 235 of the Code and it is hereby mutually agreed that a reasonable time in which to remedy the breach the subject matter of said forfeiture notice is thirty (30) days except in the case of nonpayment of the Monthly Rent when fourteen (14) days shall be deemed a reasonable time and on expiration of the period specified in the said forfeiture notice without the breach complained of having been remedied the Landlord shall be entitled to terminate this Agreement by a written notice from the Landlord to the Tenant and thereupon the Landlord shall be at liberty to re-enter upon the Demised Premises or any part thereof in the name of the whole but without prejudice to the right of action of the Landlord in respect of any breach of the terms and conditions on the part of the Tenant herein contained, it is further agreed that the Landlord shall be entitled to forfeit the Security Deposit and all other deposits paid hereunder, but without prejudice to any action or other remedy which the Landlord has or might or otherwise could have for the recovery of a sum equal to the remainder of the Monthly Rent for the whole of the unexpired period of the Term of the Tenancy and other loss or damages and arrears as a result of any such event.

(b)	Legal Costs to be Borne by Tenant

In the event of re-entry by the Landlord or other legal action taken by the Landlord to enforce the terms herein contained or towards recovery of the arrears of Monthly Rent and Car Park Fees and/or any other payments payable herein under Clause 8.1 hereof, the Tenant shall bear and pay all legal costs incurred by the Landlord on a soiicitor-client basis.

(c)	Late Payment Charges

Without prejudice to the rights powers and remedies of the Landlord as otherwise provided for in this Agreement, the Tenant shall pay to the Landlord late payment charges as agreed damages calculated from day to day at the rate of twelve per centum (12%) per annum on all moneys due and unpaid from the due date for payment of such moneys until the date of full payment and the interest shall be recoverable in like manner as rental in arrears.

8.2	Possession Of The Demised Premises

The taking of possession by the Tenant of the Demised Premises shall be deemed prima facie evidence as against the Tenant that the Demised Premises are in good order and satisfactory condition as at the date thereof.

8.3	Waiver

Acceptance of the Monthly Rent or any other sum by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right of action against the Tenant in respect of any breach of any of its obligations hereunder.

8.4	Damage By Fire

If at any time during the Term the Demised Premises or any part thereof shall be destroyed or damaged so as to become unfit for occupation or use by fire or other cause outside the control of the Landlord {except when such damage is attributable to any act omission or default of the Tenant or its servants, agents, visitors or independent contractors whereby payment of the policy monies under any policy of insurance shall be refused) then the Monthly Rent hereby reserved or fair and just proportion thereof according to the nature and extent of the damage sustained shall be suspended and ceased to be payable until the Demised Premises or any part thereof shall have been again rendered fit for occupation and use. The Landlord shall not be bound or compelled to rebuild or reinstate the same unless the Landlord in its discretion thinks fit to do so. In the event of the Landlord deciding not to rebuild and reinstate the Demised Premises then the Monthly Rent hereby reserved shall cease and determine from the happening of such destruction or damage as aforesaid and the Tenant will peaceably and quietly surrender, leave and yield up to the Landlord vacant possession of the Demised Premises.

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8.5	Early Termination

Without prejudice to any other rights of the Landlord herein contained, in the event that the Tenant fails for any reason whatsoever to complete the Term of this Tenancy granted herein or terminate the Tenancy herein prior to the expiration of the Term granted herein, the Landlord shall be entitled to forfeit the Security Deposits and all other deposits and the Tenant shall on demand pay to the Landlord the sum equivalent to the Monthly Rent for the remaining unexpired Term granted herein.

8.6	Option To Renew

The Landlord shall at the written request of the Tenant made not less than four (4) months before the expiration of the Term of this Tenancy and if there shall not at the time of such request be any existing breach or non-observance of any of the covenants on the part of the Tenant herein contained and at the Tenant's expenses, grant to the Tenant, a further term stated in Section 17 of the First Schedule at a revised monthly rent at the prevailing market rate,

Provided Always That the Tenant shall have paid to the Landlord a sum equivalent the security deposit and utility deposit at the revised rate calculated pursuant to Clause 6.1 hereof and the utility deposit at a revised rate to be determined by the Landlord and the Tenant shall have also signed the tenancy agreement or letter of renewal for the renewed term at a date not less than one (1) month before the expiration of the Term and all cost and expenses thereby incurred and in respect of such renewal have been paid by the Tenant. The terms and conditions for the renewed term of tenancy shall be the like covenants and provisions as are herein contained with the exception of this option to renew and such other terms and conditions to be mutually agreed by both parties.

Failing strict compliance with any of the foregoing, the Tenant agrees that the Landlord shall be entitled to forthwith regard that the Tenant is no longer interested to occupy or use the Demised Premises and the Landlord shall be free to deal with the Demised Premises in any manner as it shall deem fit at its discretion.

8.7	Holding Over With Consent

If a further tenancy of the Demised Premises Is not created by a document executed by the Landlord and the Tenant or if the Tenant shall at the expiry of the Term herein created remain in possession of the Demised Premises with the prior written approval of the Landlord at a monthly rent to be determined by the Landlord, the Tenant shall be deemed to be a monthly tenant thereof only. Such monthly tenancy shall be determinable by one (1) calendar month's notice and shall be subject in all other respects to the covenants terms and conditions herein contained unless otherwise specified by the Landlord. Such holding over will not be treated as a renewal of this Tenancy whether by operation of law or pursuant to the provisions of this Agreement.

8.8	Exclusion Of The Landlord’s Liability

Without prejudice to any other provisions in this Agreement and as additional stipulations, the Tenant covenants that the Landlord shall not be liable to the Tenant or any other person and the Tenant shall not have any claim whatsoever against the Landlord in respect of:-

(a)	Services, Repair or Maintenance

any delay or failure of supply or interruption in any of the services for the Demised Premises, the Building or the Car Park hereinbefore mentioned or any injury loss or damage sustained by the Tenant or any other person or property by reason of any repair or maintenance of any installations or apparatus or damage thereto or destruction thereof by fire, water, storm, tempest, earthquake, earth movement, landslide, insects, theft, burglary or explosion, nuclear fallout riot, civil commotion, enemy action, act of God or other cause beyond the Landlord's control or by reason of mechanical, other defect, breakdown, stoppage, breakage or other inclement conditions or shortage of manpower, fuel, material, electricity or water or by reason of labour disputes;

(b)	Electricity, Water and Communication Equipment

any injury loss or damage sustained by the Tenant or any other person at any time as a result of or arising in any way out of the failure of electricity or water supply or communication equipment or any other services or facilities enjoyed by the Tenant in conjunction with the Demised Premises;

(c)	Works carried out by Tenants

any act, omission or default of any party including the Landlord, its agents, servants or contractors in or about the performance or purported performance of any duty relating to the provision of the said services or any of them, supervisory or other activities in relation to or in connection with any of the works carried out by the Tenant;

(d)	Short circuit, Leaks, etc.

any damage, injury or loss arising from or resulting from short circuit of electrical wiring, fire, explosion, failing piaster, steam, gas, electricity, water, rain, overflow of water or leaks from any rain, plumbing or other pipe or from the sewerage system or from the piping, wiring and sprinkler system in the Building or from any part of the Building or the Car Park or by dampness from the Building or the Demised Premises or the Car Park;

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8.9	Reservation of Rights

The Landlord reserves to itself all rights of light air support and other easement and the right to break and enter into the Demised Premises in case of any emergency or during fire drills authorized by the Landlord and also the right to enter into the Demised Premises after reasonable notice to the Tenant in order to use or deal with such premises adjoining or near the Demised Premises in such manner as the Landlord may in its discretion think fit notwithstanding that by so doing the access or light or air to the Demised Premises or any other liberty easement right or advantage that may belong to the Tenant may thereby be diminished or interfered with or prejudicially affected.

8.10	Landlord’s Consent

If any request is made to the Landlord for its consent, which shall be at the discretion of the Landlord and if so given shall be in writing, whenever such consent is necessary under any of the other provisions of this Tenancy Agreement, to pay upon demand to the Landlord any cost expense or charges which may have been or may be incurred by the Landlord in respect of any professional or consultancy services or advice which in the absolute discretion of the Landlord shall be deemed as necessary to be had and obtained before granting or refusing its consent. In refusing its consent, the Landlord shall not be obliged to furnish any reason for its decision. The Tenant further covenants that any such decision of the Landlord shall be binding upon the Tenant.

8.11	Assignment Or Sub-let

(a)	Agreement Binding on Tenant

This Agreement shall be binding upon the Tenant, its successors-in-title and permitted assigns of the Tenant. This Agreement shall be binding upon the Landlord, its successors-in-title and assigns. The parties agree and undertake that this Agreement shall continue to be valid, binding and enforceable for all intents and purposes notwithstanding any merger, acquisition, reconstruction, amalgamation or otherwise whether or not resulting in the change of names of the parties.

(b)	Tenant not to Assign

The Tenant shall not assign, sub-let, license, part with or transfer its rights or liabilities under this Agreement to any other party without the prior written consent of the Landlord obtained. Where the Tenant is a company, any change in the management control (which includes the ability, whether directly or indirectly and whether through ownership of share capital, possession of voting power, contract or otherwise, to direct or cause the direction of the management, policies, affairs, conduct and/or behaviour of the Tenant, whether in one or more circumstances) or majority shareholders of the Tenant will be treated as an assignment of this Tenancy which shall be subject to the prior written consent of the Landlord.

(c)	Landlord may Assign

The Landlord may assign, transfer and/or novate its rights and/or liabilities hereunder, and/or charge and/or dispose of / transfer the Demised Premises). Subject to this Clause 8.11 (c) the Tenant hereby consents to such assignment, novation, transfer or charge and shall co-operate in good faith with the Landlord and execute such documents and take such action as may be reasonably required to give full effect to this provision PROVIDED ALWAYS that the Tenant's interest to the Demised Premised shall remain intact. Without prejudice to the generality of the above, the Tenant shall, upon receipt of a notice of assignment, execute and return to the Landlord the form of acknowledgement annexed thereto.

(d)	Covenants from Tenant

If anyone other than the Landlord becomes entitled to any benefit of this Agreement pursuant to Clause 8.11(c), either by operation of law or otherwise, that person shall have the benefit of all covenants and agreements on the part of the Tenant under this Agreement including anything ancillary or related thereto. The Tenant shall also enter into whatever reasonable covenants the Landlord requires with that other person to give effect to this Clause provided that such covenants shall not be materially different from the covenants already imposed upon the Tenant under this Agreement.

8.12	Indulgence. Knowledge and Acquiescence

(a)	No waiver

Any indulgence given by the Landlord shall not constitute a waiver of or prejudice the Landlord's rights herein contained and the acceptance of Monthly Rent or any other sum by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right of action against the Tenant in respect of any breach by it of the terms and conditions herein contained.

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(b)	Entitled to Exercise Rights

Knowledge of, or acquiescence by, either party hereto of or in any breach of any of the conditions or covenants herein contained shall not operate as or be deemed to be a waiver of such conditions or covenants or of any of them and notwithstanding such knowledge or acquiescence each party hereto shall be entitled to exercise their respective rights under this Agreement and require strict performance by the other of the terms and conditions herein.

In addition, whenever this Agreement grants the Landlord a discretion or whenever the Landlord is requested to give its consent, the Landlord shall be entitled to exercise such discretion and/or give its permission/consent (including the making of reasonable amendments, changes, modifications, variation to and/or the re-specification and updating of, discretions or permission/consent previously exercised or given) without the need for prior approval or consent or consultation with the Tenant, and without need for the Landlord to provide any reason or ground for the exercise of such discretion or declining any consent sought. Any consent which the Landlord may give under this Agreement may be made subject to conditions as the Landlord may impose. Any decision of the Landlord made pursuant to the exercise of its discretion and/or in giving its consent shall be conclusive and binding upon the Tenant.

8.13	Costs

(a)	All solicitors[1] costs and expenses of and incidental to this Agreement including the cost for the preparation of this Agreement and the stamp duty and other disbursement shall be borne and paid by the Tenant.

(b)	The Tenant shall be liable for the solicitor and client costs in respect of any legal proceedings instituted by the Landlord against the Tenant in the enforcement of any provisions of this Agreement.

8.14	Landlord’s Right to Deal with the Building

(a)	Sale, Transfer, Disposal

The Landlord shall at its absolute discretion be at liberty to sell, transfer, dispose of, assign or deal with the Land, the Building or any part thereof, so long as the interest of the Tenant in the Demised Premises is not prejudiced, to any party or parties during the Term hereby created. The Tenant hereby consents to such sale, transfer, disposal or dealing and shall execute such documents on mutually acceptable terms and conditions and take such action as may be reasonably required to give full effect to this provision.

(b)	Utilization of Service Charges

The manner in which the Service Charges are utilized by the Landlord shall be at the Landlord’s discretion. Notwithstanding any of the payments made by the Tenant to the Landlord under this Agreement and/or the Tenancy and/or the Tenant’s occupation of the Demised Premises, the manner in which the Building (including the Common Areas) and/or its tenants, lessees, licensees or occupants are dealt with, maintained, managed, conducted, supervised and/or controlled and the manner in which the Service Charge are utilised by the Landlord shall be at the Landlord’s absolute discretion and nothing herein contained shall be construed as conferring upon the Tenant any right to demand any services from the Landlord or otherwise to have any say in the manner of the dealings, maintenance, conduct, control, management or supervision of the Building. The Tenant shall not:

(i)	be entitled to require the Landlord to enforce any agreement between the Landlord and others relating to other parts of the Building let by the Landlord to others; or

(ii)	limit or affect the right of the Landlord to:

(1)	deal with other premises in or parts of the Building or the Land; and

(2)	impose and vary from time to time the terms and conditions in respect of such dealing in any manner which the Landlord deems appropriate.

(c)	Sale, Transfer, Disposal

If the Landlord wishes to (i) redevelop, renovate, retrofit, refurbish or alter the whole or part of the Buiidingfinciuding the plant and facilities in it) or the whole or part of the Demised Premises or (ii) change the use of the whole or part of the Building or the whole or part of the Demised Premises:

(aa) the Landlord may do so as long as proper means of access to and from the Demised Premises are given (even if such may be temporarily restricted) and essential services are maintained at all times; or

(bb) the Landlord may terminate this Tenancy, without compensation, by giving the Tenant six (6) months’ prior notice. This Tenancy will end on the expiry of the said notice without affecting the rights of the Landlord against the Tenant for any previous default by the Tenant of the provisions of this Agreement.

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8.15	Compulsory Acquisition

In the event of the Appropriate Authorities acquiring after the execution of this Agreement any part of the Demised Premises or the or Land or any part thereof on which the Building is erected amounting to more than ten (10%) of the total area of the Land, the Landlord shall immediately notify the Tenant of the same and the Landlord shall be at liberty to terminate this Agreement by notice in writing to the Tenant to that effect without affecting the rights of the Landlord against the Tenant for any previous default by the Tenant of the provisions of this Tenancy. The Tenant further covenants that it shall not have any interest or right to any compensation payable by the Appropriate Authorities or make any claim for such compensation to the Appropriate Authorities.

8.16	Severability

Any term, condition, stipulation, provision, covenant or undertaking in this Agreement which is illegal, void, prohibited or unenforceable shall be Ineffective to the extent of such illegality, voidness, prohibition or unenforceability without invalidating the remaining provisions hereof, and any such illegality, voidness, prohibition or unenforceability shall not invalidate or render illegal, void or unenforceable any other term, condition, stipulation, provision, covenant or undertaking herein contained.

8.17	No Joint-Venture and Exclusion of Agency

None of the provisions of this Agreement shall be construed or implied as to giving rise to a partnership or joint-venture arrangement between the parties hereto and no party shall have the authority to bind the other party as though it is an agent of that other party for any purpose and shall not on behalf of the other party enter into any contract, undertaking or agreement of any sort or make any promise, warranty or representation.

8.18	Schedules

The Schedules attached hereto shall be taken used and construed as an essential part of this Agreement.

8.19	Amendment or Variation to Agreement

No amendment of or addition to the provisions of this Agreement (including the Schedules hereto) shall be binding or effective unless it is in writing signed by all the parties hereto.

8.20	Entire Agreement

This Agreement and the Schedules constitute the entire agreement between the parties and supersedes any previous agreement, understanding, arrangement, communication or expression of intent, and correspondence (oral or written or expressed or implied) entered into prior to this Agreement in respect of matters dealt with in this Agreement.

8.21	Binding Effect

This Agreement shall be binding on the successors-in-title and the permitted assigns of the Tenant and the successors-in-title and the assigns of the Landlord.

8.22	Service Of Notices

(a)	Manner of Service

Service of any notice, request, demand, document or other communication under or relating to this Agreement or, in the event of any legal action or proceedings in respect of this Agreement being begun, any writ, summons or other legal process relating to such legal action or proceedings may be effected and shall be sufficient service on a party if:

(i)	delivered by hand, at the time of delivery;

(ii)	sent by registered post addressed to the party at the relevant address set out in this Agreement or at the registered address or last known address of the party and such notice, document, writ, summons or other legal process shall be deemed to have been received by that party on the second day following the date of posting and for this purpose it will be sufficient to show that the envelope containing the same was duly addressed, stamped and posted and registered by the postal authority; or

(iii)	the notice or document is sent by facsimile transmission and in any such case shail be deemed to be duly given or made when the transmission has been completed except where the sender's machine indicates a malfunction in transmission or the recipient within the next Business Day notifies the sender of an incomplete transmission in which case the facsimile transmission shall be deemed not to have been given or made.

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(b)	Leaving Notice at Demised Premises

Notwithstanding anything to the contrary herein contained, any notice or document or in the event of any legal action or proceedings in respect of this Agreement being begun, any writ, summons or other legal process relating to such legal action or proceedings required to be given by the Landlord to the Tenant may be served upon the Tenant either personally or by leaving the same at the Demised Premises (whether or not the Tenant is still occupying the Demised Premises or had absconded) or at his registered address or last known place of abode or place of business.

(c)	Change of Address

Any change of address by either party shall be communicated to the other by way of written notice.

(d)	English Language

All such notices, requests, demands, consents, communications and similar documents shall be in the English Language.

8.23	Time Of Essence

Time shall be of essence in relation to ail the provisions of this Agreement and particularly those which relate to the payment of any monies by the Tenant to the Landlord.

8.24	Governing Law

This Agreement shall be governed by and construed in all respects in accordance with the laws of Malaysia and the Landlord and the Tenant hereby submit to the exclusive jurisdiction of the Courts of Malaysia in ail matters arising out of or in connection with this Agreement.

8.25	Sales or Service Tax

In the event that any Appropriate Authorities imposes a sales or service or any similar tax upon the Monthly Rental or any payment payable by the Tenant to the Landlord under this Agreement, such sales or service or other similar tax shall be paid by the Tenant in addition to any payments payable by the Tenant hereunder simultaneously with the payment to which the said tax relates.

8.26	Payments Free of Taxes. Withholdings

(a)	Any payment or remittance to be made to the Landlord shall be paid (i) free from any restriction, (it) free and clear of and (except to the extent required by law) without any deduction or withholding on account of any direct and/or indirect tax, levy, commission, charges or otherwise, and (iii) without deduction or withholding (except to the extent required by law) on account of any other amount(s).

(b)	In the event any payment is subject to any mandatory deduction or withholding or on account of any direct and/or indirect tax, levy, commission, charges or otherwise, the Tenant shall when making such payment pay such additional amount as is necessary to ensure that the Landlord receives and retains a net sum equal to what it would have received and be entitled to receive and retain had there been no such deduction or withholding made.

8.27	Special Conditions And Waiver

The Special Conditions and Waivers [if any] in the Third Schedule shall be taken, read and construed as an essential part of this Agreement. In the event of any conflict between the provisions of this Agreement and the Special Conditions and Waivers stated on the Third Schedule, the Special Conditions and Waivers shall prevail.

[THE REST OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

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In WITNESS WHEREOF the parties hereto have hereunto set their respective hands and the day and year first above written.

SIGNED by	]
]
for and on behalf of the Landlord,	]
MVC CENTREPOINT SOUTH SDN BHD	]	/s/ TEH BOON GHEE
(Company No. 717431-D)	]	TEH BOON GHEE
in the presence of:-	]	Head of Property Development

/s/ KOON SIOW LIE
KOON SIOW LIE
(BC/K/963)
Peguambela & Peguamcara
Advocate & Solicitor
Kuala Lumpur

The COMMON SEAL of the Tenant	]
MOXIAN MALAYSIA SDN BHD	]
(Company No. 1036592-X)
is affixed hereto in accordance with its	]
Articles of Association	]
in the presence of:-	]
]

Affix Common Seal here

Director		Director/Secretary
Name:		Name:

OR

SIGNED by	]
]
For and on behalf of the Tenant	]	/s/ SOON MUN SENG
MOXIAN MALAYSIA SDN BHD	]	Authorised Signatory(ies) sign here
(Company No. 1036592-X)	]	Name: SOON MUN SENG
in the presence of:-	]	NRIC No. 841225-14-6067
Designation: DIRECTOR
/s/ CHAN FOO WENG
Witness sign here
Name: CHAN FOO WENG
NRIC No.: 650205-01-5158

26

FIRST SCHEDULE

Section	Item	Particulars

1,	The date of this Agreement	18 APR 2013

2.	The name and address of the Landlord

MVC CENTREPOINT SOUTH SDN BHD
(Company No. 717431-D)

Registered Office

Level 32, The Gardens South Tower Mid Valley City, Lingkaran Syed Putra 59200 Kuala Lumpur

Correspondence Address Management Office MVC Centrepoint South Sdn Bhd Suite 7.01, Level 7, Menara IGB Mid Valley City, Lingkaran Syed Putra 59200 Kuala Lumpur

3.	The name and address of the Tenant	MOXIAN MALAYSIA SDN BHD (Company No. 1036592-X) with its registered office at Suite 13-10, The Boulevard, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur

4.	Demised Premises	Suite 13.02 Level 13 Centrepoint South, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur, outlined in red on the Floor Plans annexed hereto as the Second Schedule.

5.	Net Lettable Area of Demised Premises	2,832 square feet

6.	Term of Tenancy	Three (3) years

7(a)	Commencement Date of Tenancy	16 May 2013

7(b)	Expiry Date of Tenancy	15 May 2016

8.	Monthly Rent	Ringgit Malaysia Seventeen Thousand Eight Hundred Forty One and Sen Sixty (RM17,841.60) only per month calculated at Ringgit Malaysia Six and Sen Thirty (RM6.30) per square foot per month

27

Section	Item	Particulars

9.	Prior Sum	Ringgit Malaysia One and Sen Fifty [RM1.50] per square foot per month on prorated basis

10.	(a) Security Deposit	Ringgit Malaysia Fifty Three Thousand Five Hundred Twenty Four and Sen Eighty (RM53,524.80) only equivalent to three (3) months’ Monthly Rent

	(b) Additional Security Deposit	Nil

11.	(a) Utility Deposit	Ringgit Malaysia Eight Thousand Nine Hundred Twenty and Sen Eighty (RM8,920.80) only equivalent to fifty per cent (50%) of one (1) month’s Monthly Rent

	(b) Additional Utility Deposit	Nil

12.	Car Park Bays	Three [3] non-reserved car park bays

13.	Car Park Fees	Ringgit Malaysia One Hundred and Twenty [RM120.00] each per month inclusive of government service charge (subject to change).

The Landlord or the operator of the Car Park shall be entitled to revise, vary or increase the Car Park Fees during the Term at any time

14.	Permitted Use	Office only

15.	Air-Conditioning Hours	8.30 am to 6.00 pm on Business Days

Air Conditioning is turned off on Saturdays, Sundays and Public Holidays

16.	Charges for provision of air- conditioning after Air-Conditioning Hours	(a) Ringgit Malaysia Seventy Six (RM76.00) only per hour on Business Days (b) Ringgit Malaysia Ninety Six (RM96.00) only per hour on Saturdays, Sundays and Public Holidays

17.	Option To Renew	Three (3) years

18.	Office Hours	8.30 am to 6.00 pm on Business Days

19.	Handover Date	1 April 2013

20.	(a) Fit-Out Deposit	Ringgit Malaysia Five Thousand
(RM5,000.00) only

	(b) Fit-Out Period	One and a half (1.5) months commencing
from 1 April 2013 to 15 May 2013

28

SECOND SCHEDULE

[Floor Plans]

29

CENTREPOINT SOUTH

LEVEL 13

30

THIRD SCHEDULE

SPECIAL CONDITIONS AND WAIVERS

 31